EXHIBIT 10.1

December 18, 2007

Strictly Private & Confidential

Golden Cycle Gold Corporation

Suite 201, 1515 South Tejon

Colorado Springs

Colorado 80906

Attention:	Mr. Herb Hampton, President and CEO

Dear Sir:

This letter agreement (this “Agreement”) sets out the terms and conditions on which Golden Cycle Gold Corporation (the “Company”) has engaged PI Financial (US) Corp. (“PI”) to provide the services described below (the “Services”). This Agreement supersedes all previous engagement letters between the Company and PI (formerly Pacific International Securities (U.S.) Inc.).

(1)	Services

The Company has received a letter dated December 5, 2007 from Anglogold Ashanti Ltd. (“Anglogold”) outlining an offer pursuant to which Anglogold or subsidiaries or affiliates of Anglogold would acquire all of the outstanding common stock of the Company or otherwise complete a business combination with the Company (the “Transaction”). The Company responded to Anglogold’s offer with a letter dated December 12, 2007, and received a confirmation letter from Anglogold dated December 13, 2007. PI will perform the following services for the Company with respect to the Transaction (collectively, the “Services”):

(a)	reviewing all relevant financial, operating and other information supplied by the Company or otherwise readily available regarding the Transaction;

(b)

undertaking such financial analysis of the Transaction in which PI’s judgment is appropriate in the circumstances, including, but not limited to, an analysis of the value to the shareholders of the Company of the Transaction compared to the Company continuing on a stand-alone basis;

(c)	holding meetings with senior management and advisors of the Company and/or those involved in the Transaction;

(d)	attending meetings with the Board of Directors to review the progress and findings of our analysis of the Transaction;

(e)	preparing a draft form of a fairness opinion (the “Fairness Opinion”) for review by the Board of Directors;

(f)	if requested, delivering the Fairness Opinion in final form; and

(g)	providing such other financial advisory services in connection with the Transaction as the Company and PI are appropriate in the circumstances.

PI has not been engaged to prepare a formal valuation of the Company or any of its material assets. PI’s written Fairness Opinion will be dated as of a date reasonably proximate to the date of the definitive agreement with respect to the Transaction. It is understood that the Fairness Opinion, if requested, will be in the form customarily provided by PI in transactions of the type contemplated, will be subject to customary assumptions and qualifications and will comply with FINRA Rule 2290 in all respects.

(2)	Fees and Expenses

Notwithstanding the success of the Transaction, the Company shall reimburse PI, subject to the terms hereof, for all of its reasonable out-of-pocket expenses in entering into and performing this Agreement, including but not limited to site visits, travel and communications expenses, database services expenses, courier charges, the reasonable fees and disbursements of PI’s legal counsel and any other advisors retained by PI with the consent of the Company (collectively, “Expenses”). All Expenses require pre-approval by the Company in writing. All Expenses will be payable on receipt by the Company of PI’s invoices.

For its services hereunder, the Company will pay to PI a fairness opinion fee (the “Fee”) equal to US$500,000, payable on delivery of the closing of the Transaction, less the Expenses reimbursed by the Company through the date of delivery of the final Fairness Opinion.

(3)	Term of Engagement

The engagement of PI pursuant to this Agreement shall terminate on the earlier of (i) twelve (12) months from the date of signing of this engagement letter, and (ii) the termination of its engagement by either the Company or PI upon written notice to the other at any time with or without cause, provided that the obligations of the Company to indemnify, to pay any amounts due to PI pursuant to this Agreement including Expenses, and to maintain the confidentiality of PI’s advice shall survive the completion of PI’s engagement hereunder, any withdrawal or termination of the Transaction or the expiry or other termination of this Agreement, except as required by law. In addition, representations and warranties provided by the Company in connection with this Agreement shall remain in full force and effect, regardless of any investigation made by PI or on its behalf. Should PI elect to terminate this Agreement by providing written notice to the Company prior to completion of the Transaction, no Fee shall be payable to PI.

(4)	Information and Advice

The Company will make available or cause to be made available to PI on a timely basis all information (financial or otherwise), data, documents, opinions, appraisals, valuations and other information and materials of whatsoever nature or kind respecting the Company and its affiliates as PI may reasonably require or consider appropriate in carrying out PI’s Services hereunder. The Company also agrees to provide PI with timely access to the directors, officers, employees, independent auditors, consultants and financial, legal and other professional advisors of the Company and its affiliates as PI may reasonably require or consider appropriate in performing its Services hereunder.

The Company represents and warrants to PI, and will ensure, that all information concerning the Company and its affiliates to be provided to PI, directly or indirectly, orally or in writing, by the Company and its agents and advisors in connection with PI’s engagement hereunder will be accurate and complete in all material respects and will not be misleading in any material way and will not omit to state any facts or information which might reasonably be considered material to PI in performing its Services hereunder. PI shall be entitled to rely upon such information and all other information that is filed by the Company with applicable securities regulatory or other similar authorities pursuant to applicable continuous disclosure obligations, and PI shall be under no obligation to verify independently any such information so provided to or otherwise obtained by PI. PI shall also be under no obligation to determine whether there has been or to investigate any changes in any of such information occurring after the date any of the same were provided or obtained.

The Company will advise PI promptly of any material change or change in material fact of which it is aware, actual or contemplated, financial or otherwise, relating to the business or affairs of the Company, or any change in any material aspect of any of the information or representations provided to PI or any other material change or material fact of which the Company is aware that might reasonably be considered material to PI in performing its Services hereunder. The Company agrees to comply promptly with all applicable requirements of regulatory authorities with respect to the occurrence of any such material change or change in material fact or intervening event.

The Fairness Opinion will be provided solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and is not to be used, circulated, quoted or otherwise referred to (either in its entirety or through excerpts or summaries) for any other purposes, unless (a) it is to be filed with or referred to in any registration statement, proxy statement or any other document filed with the Securities and Exchange Commission and it is included in full (and PI has had an opportunity, if it deems it appropriate, to update the Fairness Opinion to the date of the document in which it is included) and the Company has received PI’s prior written consent with respect to all of the references to it and/or the Fairness Opinion included in any such registration statement, proxy statement or any other document filed with the Securities and Exchange Commission or (ii) it is to be introduced into evidence or referred to in connection with any litigation relating to the Transaction to which the Fairness Opinion relates, in which case the Company will give PI written notice at least three (3) business days in advance of such introduction or reference.

(5)	Disclaimer of Liability

PI expressly disclaims any liability or responsibility to any and all persons (past, present or future) including, without limitation, the Company, the Board of Directors, any special committee of the Board of Directors and any shareholder or other stakeholder of the Company:

(a)	By reason of any unauthorized use, reliance, publication, distribution of or reference to PI or any unauthorized reference to PI or this engagement; or
(b)

By reason of or in connection with the performance by PI of its engagement hereunder, except to the extent that a court of competent jurisdiction in a final judgment shall determine that the loss, claim, damage or liability resulted primarily from the gross negligence or willful misconduct of PI.

(6)	Indemnification

The Company hereby agrees to indemnify PI in accordance with Schedule “A” hereto, which Schedule forms part of this Agreement and the consideration of which is the entering into of this Agreement. Such indemnity (the “Indemnity”) shall be executed and delivered to PI on the execution of this Agreement and shall be in addition to, and not in substitution for, any liability that the Company or any other person may have to PI or other persons indemnified pursuant to the Indemnity apart from such Indemnity. The Indemnity shall apply to all Services contemplated herein.

(7)	Confidentiality

PI shall keep confidential all information obtained by it from the Company in connection with this Agreement. PI shall use confidential information solely with performing services under this Agreement. This confidentiality obligation shall not apply to or extend to information now in the public domain, information which may subsequently become public other than through breach by PI of its obligations hereunder, information disclosed to PI by third parties in respect of which such third parties are not under an obligation of confidentiality to the Company, or information which is required by law to be disclosed. PI and its representatives, including professional consultants, shall be made aware of and be bound by this provision.

The advice of PI, including any background or supporting materials or analysis, shall not be publicly disclosed or referred to or provided to any third party by the Company without the prior written consent of PI except as required by applicable law.

(8)	Acknowledgement of Securities Activities

The Company acknowledges that PI is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and financial advisory services and that in the ordinary course of its trading and brokerage activities, PI and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities of the Company or any other company that may be involved in this transaction or related derivative securities.

PI acknowledges its responsibility to comply with applicable laws and regulations and any regulatory authorities having jurisdiction, including securities laws as they relate to trading securities with knowledge of a material undisclosed fact. PI has internal procedures which provide for the placing of relevant securities on a “grey list” or a “restricted list” and for restrictions on trading by PI and its investment banking personnel for their own account in accordance with such procedures.

(9)	Other Matters

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the parties hereby irrevocable attorn to the non-exclusive jurisdiction of the Province of British Columbia. If any provision hereof shall be determined to be invalid or unenforceable in any respect such determination shall not affect such provision in any other respect or any other provision hereof. Headings used herein are for convenience of reference only and shall not affect the interpretation or construction of this Agreement. Unless otherwise defined herein, terms that are used in this Agreement which are defined in the Securities Act (British Columbia) shall have the meaning set forth therein for purposes of this Agreement.

All financial references in this Agreement are to US dollars unless otherwise indicated.

(10)	Acceptance

Please confirm that the foregoing is in accordance with the Company’s understanding by signing and returning the attached duplicate copy of this letter, which shall thereupon constitute a binding agreement between the Company and PI.

Yours very truly,

PI FINANCIAL (US) CORP.

By:	/s/ James P. Defer
Name: James P. Defer, CA, CBV
Title: Vice-President Corporate Finance

Accepted and agreed to as of the 19th day of December, 2007.

GOLDEN CYCLE GOLD CORPORATION

By: /s/ R. Herbert Hampton

Name: R. Herbert Hampton
Title: President & CEO

SCHEDULE “A”

INDEMNITY

In connection with the engagement (the “Engagement”) of PI Financial Corp (US) Corp. (“PI”) pursuant to that certain engagement letter (the “Engagement Letter”) between PI and Golden Cycle Gold Corporation (the “Company”), of which this Schedule “A” is attached, the Company agrees to indemnify and hold harmless PI, and each of its respective directors, officers, employees, partners, agents, each other person, if any, controlling PI or any of its subsidiaries (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), from and against any and all losses, claims (including shareholder actions, derivative or otherwise), actions, damages, liabilities, joint or several, including the aggregate amount paid in settlement of any actions, suits, proceedings, investigations or claims to which the Company shall have consented to in writing and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any action, suit, proceedings, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity (collectively the “Claims”) to which any Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the Engagement, provided, however, there shall be excluded from such indemnity any such claims that arise primarily out of any action or failure to act by PI, other than an action or failure to act undertaken at the Company’s request or with the Company’s written consent, that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of PI. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any person asserting claims on behalf of or in right of the Company for or in connection with the Engagement except to the extent any losses, expenses, claims, actions, damages or liabilities incurred by the company are determined by a court of competent jurisdiction in a final judgment that has become non-appealable to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnified Party. The Company will not, without PI’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, suit, proceeding, investigation or claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Party from any liabilities arising out of such action, suit, proceeding, investigation or claim.

Promptly after receiving notice of an action, suit, proceeding or claim against PI or any other Indemnified Party or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Company, PI or any such other Indemnified Party will notify the Company in writing of the particulars thereof, provided that the omission so to notify the Company shall not relieve the Company of any liability which the Company may have to PI or any other Indemnified Party except and only to the extent that any such delay in or failure to give notice as herein required prejudices the defence of such actions, suit, proceeding, claim or investigation or results in any material increase in the liability which the Company has under this indemnity.

The foregoing indemnity shall not apply to the event that a court of competent jurisdiction or a final judgment that has become non-appealable shall determine that such losses, expenses, claim, actions, damages or liabilities to which the Indemnified Party may be subject were primarily caused by the bad faith, gross negligence or willful misconduct of the Indemnified Party.

If for any reason the foregoing indemnity is unavailable (other than in accordance with the terms hereof) to PI or any other Indemnified Party or is insufficient to hold PI or any other Indemnified Party harmless, the Company shall contribute to the amount paid or payable by PI or the other Indemnified Party as a result of such Claim in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and PI or any other Indemnified Party on the other hand but also the relative fault of the Company, PI or any other Indemnified Party as well as any relevant equitable considerations. The Company shall not be liable for any settlement effected without its prior written consent.

PI may retain counsel to separately represent it in the defence of a Claim, which shall be at the Company’s expense if (i) the Company does not promptly assume the defence of the Claim, (ii) the Company agrees to separate representation or (iii) PI is advised by counsel that there is an actual or potential conflict in the Company’s and PI’s respective interests or additional defences are available to PI, which makes representation by the same counsel inappropriate.

The obligations of the Company hereunder are in addition to any liabilities, which the Company may otherwise have to PI, or any other Indemnified Party.

DATED as of the 19th day of December 2007.

GOLDEN CYCLE GOLD CORPORATION By: /s/ R. Herbert Hampton _____________________________________________	PI FINANCIAL (US) CORP. By: /s/ James P. Defer